As filed with the Securities and Exchange Commission on August 2, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USA TRUCK, INC.

(Exact name of registrant as specified in its charter)

Delaware	71-0556971
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road Van Buren, Arkansas	72956
(Address of principal executive offices)	(Zip Code)

USA TRUCK, INC. 2004 EQUITY INCENTIVE PLAN

(Full title of the Plan)

Robert M. Powell

Chairman & Chief Executive Officer

USA TRUCK, INC.

3200 Industrial Park Road

Van Buren, Arkansas 72956

(Name and address of agent for service)

(479) 471-2500

(Telephone number, including

area code, of agent for service)

Copy to:

Kenn W. Webb

Carrington, Coleman, Sloman & Blumenthal, L.L.P.

200 Crescent Court

Suite 1500

Dallas, Texas 75201

(214) 855-3000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration fee
Common Stock, par value $.01 per share	1,125,000 shares	817,000 shares at $12.15 308,000 shares at $11.6374	$13,510,870.00	$1,711.83

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional shares of common stock, par value $.01 per share (“Common Stock”), that may become issuable under the USA Truck, Inc. 2004 Equity Incentive Plan (the “Plan”) or under awards granted pursuant to the Plan as a result of any stock split, stock dividend or similar transaction with respect to the Common Stock are also being registered hereunder.

(2)	Computed in accordance with Rule 457(c) and (h) of the Securities Act. Accordingly, the price per share of Common Stock offered hereunder pursuant to the Plan is based upon (a) 817,000 shares of Common Stock reserved for issuance under the Plan but not subject to outstanding awards issued under the Plan, at a price of $12.15, which is the average of the highest and lowest price per share of Common Stock reported in the consolidated reporting system for Nasdaq National Market Securities on July 29, 2004; and (b) 308,000 shares of Common Stock reserved for issuance under the Plan and subject to stock options already granted under the Plan at a weighted average exercise price of $11.6374 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

(3) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A of the Registrant filed with the Commission on February 13, 1992 and declared effective on March 19, 1992, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Under Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”), the Registrant has the power to indemnify its directors and officers, subject to certain limitations.

Reference is made to Article VI of the Amended and Restated Bylaws of the Registrant, which provides for indemnification of directors and officers of the Registrant to the fullest extent authorized by Section 145 of the Delaware Law. In addition, Article VI of the Amended and Restated Bylaws of the Registrant permits the Registrant to maintain insurance to protect itself and any of its directors, officers, employees, or agents against any expense, liability, or loss incurred as a result of any action, suit, or proceeding whether or not the Registrant would have the power to indemnify such person under the Delaware Law.

Pursuant to the Delaware Law, the Certificate of Incorporation of the Registrant eliminates the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances.

The foregoing summaries are necessarily subject to the complete text of the statute, bylaw, and charter provision referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1	Restated and Amended Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, Registration No. 33-45682, filed with the Commission on February 13, 1992 [the “Form S-1”])

4.2	Certificate of Amendment to Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Form S-1, filed with the Commission on March 19, 1992)

4.3	Amended and Restated Bylaws of the Registrant as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2001)

5.1	Opinion of Carrington, Coleman, Sloman & Blumenthal, L.L.P. (filed herewith)

23.1	Consent of Carrington, Coleman, Sloman & Blumenthal, L.L.P. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young, independent auditors (filed herewith)

99.1	USA Truck, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit B to the Registrant’s Proxy Statement, filed with the Commission on March 19, 2004)

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate,

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Buren and State of Arkansas on the 2nd day of August, 2004.

USA TRUCK, INC.
(Registrant)

By:	/s/ Robert M. Powell
Robert M. Powell, Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each of the undersigned directors and officers of USA Truck, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Commission under the provisions of the Securities Act of 1933, as amended, hereby constitutes and appoints Robert M. Powell, Jerry D. Orler and Clifton R. Beckham, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to such Registration Statement, including post-effective amendments, and all other documents in connection therewith to be filed with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert M. Powell	Chairman and Chief Executive Officer and Director (principal executive officer)	August 2, 2004
Robert M. Powell

/s/ Jerry D. Orler	President and Director	August 2, 2004
Jerry D. Orler
/s/ Clifton R. Beckham	Senior Vice President-Finance, Chief Financial Officer and Secretary (principal financial and accounting officer)	August 2, 2004
Clifton R. Beckham

/s/ James B. Speed	Director	August 2, 2004
James B. Speed

/s/ Terry A. Elliott	Director	August 2, 2004
Terry A. Elliott

/s/ Jim L. Hanna	Director	August 2, 2004
Jim L. Hanna

/s/ Roland S. Boreham, Jr.	Director	August 2, 2004
Roland S. Boreham, Jr.

/s/ Joe D. Powers	Director	August 2, 2004
Joe D. Powers

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Restated and Amended Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, Registration No. 33-45682, filed with the Commission on February 13, 1992 [the “Form S-1”])

4.2	Certificate of Amendment to Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Form S-1, filed with the Commission on March 19, 1992)

4.3	Amended and Restated Bylaws of the Registrant as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2001)

5.1	Opinion of Carrington, Coleman, Sloman & Blumenthal, L.L.P. (filed herewith)

23.1	Consent of Carrington, Coleman, Sloman & Blumenthal, L.L.P. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young, independent auditors (filed herewith)

99.1	USA Truck, Inc. 2004 Equity Incentive Plan (incorporated by reference to Exhibit B to the Registrant’s Proxy Statement, filed with the Commission on March 19, 2004)